Exhibit 99.(j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Post-Effective Amendment #126 & #127 to the Registration Statement on Form N-1A of Tidal ETF Trust and to the use of our report dated April 28, 2022 on the financial statements and financial highlights of SoFi Select 500 ETF, SoFi Next 500 ETF, SoFi Social 50 ETF, SoFi Gig Economy ETF, SoFi Weekly Income ETF and SoFi Weekly Dividend ETF, each a series of Tidal ETF Trust. Such financial statements and financial highlights appear in the 2022 Annual Report to Shareholders, which is incorporated by reference into the Statement of Additional Information.

/s/ TAIT, WELLER & BAKER LLP

Philadelphia, Pennsylvania

June 28, 2022